TENANT'S ESTOPPEL CERTIFICATE


TO: Beard Development Corporation
    1076 Thomas Jefferson
    N.W. Washington, D.C. 20007
    RE: James W. Miller

     The undersigned, as Tenant of approximately 6,694 square feet under that certain-Lease dated December 19, 1 996, made with James W. Miller ("Landlord") as of even date herewith covering space in Landlord's office building located in Charleston County, South Carolina, hereby certifies as follows:

     (1) That the undersigned shall enter into occupancy of the premises described in said Lease by the commencement date of the Lease as set forth therein;

     (2) That said Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way except: N/A

     (3) That said Lease, as amended as indicated in paragraph 2 hereof, represents the entire agreement between the parties as to said leasing;

     (4) That the commencement date of the term of said Lease is as of the date hereof;

     (5) That the expiration date of the term of said Lease is November 30, 2001. The undersigned has no rights to renew or extend the term of the Lease except for an additional five (5) year extension as described in the Lease;

     (6) That all conditions of said Lease to be performed by Landlord as of this date and necessary to the enforceability of said Lease have been satisfied;

     (7) That there are no defaults by either Tenant or Landlord thereunder, and no event has occurred or situation exists which would, with the passage of time, constitute a default under the Lease. All improvements or work required under the Lease to be made by the Landlord to date, if any, have been completed to the satisfaction of the undersigned. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the undersigned in the building have been paid in full.

     (8) That no rents have been prepaid more than __0__ months in advance and full rental, including basic minimum rent, if any, has not yet commenced to accrue;

     (9) That on this date there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of said Lease by Landlord except for prepaid rent through (not to exceed two months);

     (10) The undersigned has paid to Landlord a security deposit in the amount of $16,569.00;

     (11) The undersigned does not have all governmental permits, licenses and consents required for the activities and operations being conducted or to be conducted by it in or around the building but shall acquire such approval by the time the undersigned has begun occupying the premises; and

     (12) That as of the date there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy or insolvency laws of the United States or any state thereof.

     The undersigned acknowledges that Beard Development Corporation will rely on this certificate in connection with the making of a loan to Landlord, that the truthfulness and accuracy of the foregoing are conditions precedent to the funding of said loan and that assignment of Landlord's interest in the Lease is required as additional collateral for the Loan.

EXECUTED this day of December, 1996.
Witnesses:
ENVIROMETRICS, INC. (SEAL)
By:

Name:
Title: